Exhibit 99.1

                                  WATTS REPORTS
                     FOURTH QUARTER AND FISCAL YEAR EARNINGS

North Andover, MA...February 6, 2001. Watts Industries, Inc. (NYSE Symbol "WTS") today announced that it met consensus earnings estimates of $.28 per share for continuing operations for its fourth quarter ended December 31, 2000.

      Net income from continuing operations was $7,534,000 for the quarter ended December 31, 2000 compared to $7,426,000 for the fourth quarter of 1999, an increase of one (1) percent. This increase in profits was achieved in spite of a slight decline in net sales. Net sales declined $2,035,000 (2%) to $127,609,000 for the fourth quarter of 2000 from $129,644,000 for the comparable period a year ago. Diluted earnings per share for continuing operations were $.28 for the fourth quarter of 2000 compared to $.28 for the fourth quarter of last year.

Watts Chairman and Chief Executive Officer, Timothy P. Horne said, "The trends we discussed in our third quarter earnings release regarding a soft domestic housing market continued into the fourth quarter. This softness adversely affects sales to our plumbing and heating wholesalers. We were pleased however that sales into the retail market increased by 9% in the quarter, led by the Watts Regulator Company. The Company now derives more than 20% of its revenue in Europe, and the Euro has depreciated approximately 15% versus last year's quarter ended December 31. The weaker Euro had an adverse impact on sales of $4,145,000 and on earnings of $.01 per share for the quarter. The acquisitions of Spacemaker and Heatway, during the current fiscal year, have helped to partially offset the soft housing market and the weaker Euro.

      Net income from continuing operations for the 12 months ended December 31, 2000 increased $474,000 (2%) to $31,171,000 compared to $30,697,000 for last fiscal year. Diluted earnings per share for continuing operations were $1.17 for the twelve months ended December 31, 2000 compared to $1.15 for last fiscal year. Net sales for the twelve month period ended December 31, 2000 increased 1% to $516,100,000 compared to $509,656,000 for the last fiscal year."

      Commenting on the full year results, Mr. Horne stated further, "We are pleased that our sales into the retail market have increased 12% for the year ended December 31, 2000 compared to 1999. The strength that we have seen in this sector along with the contribution from the acquisitions of Heatway, Spacemaker, and Cazzaniga have helped to offset in part the sluggish domestic wholesale market and the unfavorable impact of the European exchange rates. The weaker Euro has had an adverse impact on sales of $15,958,000 and on earnings per share of $.05 per share for the twelve months ended December 31, 2000. Our operating earnings have increased from 11.0% of sales in fiscal 1999 to 11.6% of sales in fiscal 2000. This increase in operating earnings is due to the successful integration of the acquisition of Cazzaniga, which was acquired in March 1999, and cost reductions implemented during the current year.

      The Company's continued emphasis on asset management has increased free cash flow from continuing operations from $8,616,000 for the twelve months ended December 31, 1999 to $36,409,000 for the 12 months ended December 31, 2000. The Company has also increased earnings before interest, taxes, depreciation and amortization (EBITDA) for continuing operations by 7% from $73,195,000 for the twelve months ended December 31, 1999 compared to $78,353,000 for the twelve months ended December 31, 2000. This improvement in cash flow has enabled the Company to reduce its long-term debt by $21,430,000 during fiscal year 2000 while at the same time funding and completing the acquisitions of Spacemaker and Heatway. The Company's debt to capital employed ratio has improved from 37.1% at December 31, 1999 to 31.4% at December 31, 2000."

      On October 18, 1999 the Company completed the spin-off of its industrial oil and gas group into a separate company. Accordingly, the Company has treated the industrial oil and gas group as discontinued operations for accounting purposes. In the twelve month period ended December 31, 1999 the Company recognized certain costs associated with the execution of this transaction against the income of the industrial oil and gas group. Excluding the cost of this transaction, net earnings from discontinued operations in the twelve month period ended December 31, 1999 were $8,456,000.

      During the quarter ended December 31, 2000, the Company made an offer to settle all of the claims of the Los Angeles Department of Water and Power in the James Jones case (Los Angeles Department of Water and Power, ex rel. Nora Amenta v. James Jones Company, et al). The Los Angeles Department of Water and Power has indicated that it views this offer favorably and that it intends to seek its approval. On January 19, 2001 the California False Claims Act claims filed by the City of Pomona were dismissed. The Company expects the City of Pomona to file for appellate review of this order, and the Company is currently unable to predict the outcome of any appeal. On the present record, the vast majority of the other cities named in this lawsuit are subject to a legal challenge similar to that which resulted in the dismissal of Pomona's False Claims Act case. As a result of these developments and management's current assessment of the case, the Company recorded a charge of $7,170,000 after tax in the quarter ended December 31, 2000 which represents the Company's current estimate of the cost to bring the entire case to resolution. This charge is reported as loss from discontinued operations. While this charge represents the after tax impact of the Company's current estimate based on all available information, litigation is inherently uncertain and the actual liability to the Company to fully resolve the litigation could be materially higher than this estimate.

This Press Release may include statements which are not historical facts and are considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements reflect Watts Industries' current views about future events and financial performance. Investors should not rely on forward looking statements, because they are subject to a variety of risks, uncertainty, and other factors that could cause actual results to differ materially from Watts Industries expectations and Watts Industries expressly does not undertake any duty to update forward looking statements. These factors include but are not limited to the following: loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, regulatory obstacles, lack of acceptance of new products, changes in plumbing and heating markets, changes in global demand for the Company's products, changes of distribution of the Company's products, interest rates, foreign exchange fluctuations, cyclicality of industries in which the Company markets certain of its products, and general economic factors in markets where the Company's products are sold, manufactured, or marketed, changes in the status of current litigation, including the James Jones case, and other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

      Watts Industries, Inc. designs, manufactures and sells and an extensive line of valves and other products to the water quality and water regulation and control markets.

                     WATTS INDUSTRIES, INC. AND SUBSIDIARIES
                                   (UNAUDITED)

                                                       Fourth Quarter Ended            Twelve Months Ended
                                                       December 31                     December 31
                                                       2000            1999            2000            1999
                                                       -------------------------------------------------------------
STATEMENTS OF INCOME
Net sales                                              $ 127,609,000   $ 129,644,000   $ 516,100,000   $ 509,656,000
Cost of sales                                             82,764,000      82,417,000     330,796,000     322,938,000
Selling, general and administrative                       30,800,000      31,822,000     125,317,000     128,983,000
Restructuring charges                                              0       1,460,000               0       1,460,000
Other (income) expense, net                                2,162,000       2,084,000      10,775,000       8,368,000
                                                       -------------   -------------   -------------   -------------
Income before income taxes                                11,883,000      11,861,000      49,212,000      47,907,000
Provision for income taxes                                 4,349,000       4,435,000      18,041,000      17,210,000
                                                       -------------   -------------   -------------   -------------
Income from continuing operations                          7,534,000       7,426,000      31,171,000      30,697,000
Income(Loss) from discontinued operations, net of tax     (7,170,000)       (481,000)     (7,170,000)     (3,143,000)
                                                       -------------   -------------   -------------   -------------
Net income                                             $     364,000   $   6,945,000   $  24,001,000   $  27,554,000
                                                       =============   =============   =============   =============

DILUTED EARNINGS PER SHARE
Weighted Average Number of Common Shares
   & Equivalents                                          26,542,645      26,765,051      26,551,237      26,683,809
Earnings (Loss) per Share:
     Continuing operations                             $        0.28   $        0.28   $        1.17   $        1.15
     Discontinued operations                                   (0.27)          (0.02)          (0.27)          (0.12)
                                                       -------------   -------------   -------------   -------------
     Net income                                        $        0.01   $        0.26   $        0.90   $        1.03
                                                       =============   =============   =============   =============

Cash dividends per share                               $      0.0600   $      0.0875   $      0.2675   $      0.3500

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENT
                     WATTS INDUSTRIES, INC. AND SUBSIDIARIES
                                   (UNAUDITED)

                                                       Fourth Quarter Ended            Twelve Months Ended
                                                       December 31                     December 31
                                                       2000            1999            2000            1999
                                                       -------------------------------------------------------------
STATEMENTS OF INCOME
Net Sales                                              $ 127,609,000   $ 129,644,000   $ 516,100,000   $ 509,656,000
                                                       -------------   -------------   -------------   -------------
Income from continuing operations                          7,534,000       7,426,000      31,171,000      30,697,000
Income(Loss) from discontinued operations, net of tax     (7,170,000)       (481,000)     (7,170,000)     (3,143,000)
                                                       -------------   -------------   -------------   -------------
Net income                                             $     364,000   $   6,945,000   $  24,001,000   $  27,554,000
                                                       =============   =============   =============   =============

DILUTED EARNINGS PER SHARE
Weighted Average Number of Common Shares
   & Equivalents                                          26,542,645      26,765,051      26,551,237      26,683,809
Earnings (Loss) per Share:
     Continuing operations                             $        0.28   $        0.28   $        1.17   $        1.15
     Discontinued operations                                   (0.27)          (0.02)          (0.27)          (0.12)
                                                       -------------   -------------   -------------   -------------
     Net income                                        $        0.01   $        0.26   $        0.90   $        1.03
                                                       =============   =============   =============   =============

Cash dividends per share                               $      0.0600   $      0.0875   $      0.2675   $      0.3500

                                         COMPARATIVE CONDENSED BALANCE SHEET
                                       WATTS INDUSTRIES, INC. AND SUBSIDIARIES

                                        December 31, 2000   December 31, 1999
                                        -------------------------------------
                                          (UNAUDITED)

Cash and short-term investments         $  15,235,000       $  13,016,000
Other current assets                      234,005,000         239,822,000
Property, plant and equipment, at cost    202,492,000         226,692,000
Less: accumulated depreciation            (76,682,000)        (96,461,000)
                                        -------------       -------------
Net property, plant and equipment         125,810,000         130,231,000
Other assets                              106,975,000         104,009,000
                                        -------------       -------------
                                        $ 482,025,000       $ 487,078,000
                                        =============       =============

Current liabilities                     $ 112,098,000       $ 111,098,000
Long-term debt                            105,377,000         123,991,000
Deferred income taxes                      15,463,000          13,630,000
Other liabilities                          16,545,000          18,857,000
Stockholders' equity                      232,542,000         219,502,000
                                        -------------       -------------
                                        $ 482,025,000       $ 487,078,000
                                        =============       =============